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Alaska Airlines announces schedule reductions
and other changes to conserve cash

SEATTLE – Alaska Airlines today announced plans to reduce its flight schedule for April and May by approximately 70% following historic and unprecedented falloff in demand related to the COVID-19 outbreak across the U.S. and beyond.

Flight schedules for June and beyond will be based on demand, but it is our expectation that reductions will be substantial for at least the next several months. As a result of the outbreak, government leaders across the country have appropriately encouraged social distancing and discouraged or restricted travel. As a result, Alaska – like other airlines – is seeing demand reductions of more than 80%.

“Alaska’s goal, since the onset of this outbreak, has been to keep our employees and guests safe and healthy, and to ensure that our airline is here to support and serve them in the future,” said Alaska CEO Brad Tilden. “But we also know that given the lack of demand for air travel and profound impact on the financial management of our business, hard work and aggressive control of costs and cash are required, even with additional support.”

Some of the actions being taken to reduce spending and improve liquidity are as follows:

•We are announcing today the suspension of our cash dividend and we have previously announced the suspension of our share repurchase program.
•We have drawn down $400 million on our line of credit and closed an additional secured loan for $425 million today.
•We are announcing officer pay reductions through September 30th as follows:
◦100% pay reduction for both the CEO and President of Alaska Airlines;
◦50% for the President of Horizon Air;

◦30% for EVPs and SVPs; and
◦20% for VPs and MDs.
•Our Board of Directors have voted to take their own cash retainers to zero through Sept. 30.
•We are actively soliciting employees who are interested in voluntary leaves of absence, under which Alaska would continue to pay both health and travel benefits.
•We have suspended annual pay increases, plan to reduce hours for management employees, and will release contractors and temporary workers.
•We are aggressively managing all spending, including all spending for aircraft, buildings, equipment, leases, services and other areas. We will of course make all necessary investments in expense items to maintain the safety and integrity of our operation.
•We are working with all vendor partners to reduce spending in line with our reduced flight schedule.

Additionally, we have worked actively with the White House, The Treasury Department, and Congress on an aid package that could total $50 billion for passenger airlines if it is passed. “We appreciate that the federal government recognizes the essential nature of airline service to our economy and society, and the importance of aviation jobs.” said Tilden. “As we more fully understand the impact of these provisions, we will add to our plans to manage through this change.”

“These actions are unprecedented, but these are truly unprecedented times,” said Tilden. “Alaska has been here for 88 years to serve our customers and communities and to provide good jobs for our people. It is imperative that we act swiftly and courageously to ensure that we’re here to continue our mission in the future.”

“We are ultimately optimistic about the future of our great airline,” said Tilden. “But it is clear that we are and will be under severe financial pressure for the foreseeable future and that is why these actions are essential.”

Learn more about Alaska Airlines response to the COVID-19 outbreak at https://blog.alaskaair.com/coronavirus/.

Alaska Airlines and its regional partners fly 47 million guests a year to more than 115 destinations with an average of 1,300 daily flights across the United States and to Mexico, Canada and Costa Rica. With Alaska and Alaska Global Partners, guests can earn and redeem miles on flights to more than 800 destinations worldwide. Alaska Airlines ranked "Highest in Customer Satisfaction Among Traditional Carriers in North America" in the J.D. Power North America Airline Satisfaction Study for 12 consecutive years from 2008 to 2019. Learn about Alaska's award-winning service at newsroom.alaskaair.com and blog.alaskaair.com. Alaska Airlines and Horizon Air are subsidiaries of Alaska Air Group (NYSE: ALK).